EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-08189 and No. 333-62659) pertaining to the AirNet Systems, Inc. Amended and Restated 1996 Incentive Stock Plan and the Registration Statement (Form S-8 No. 333-43605) pertaining to the AirNet Systems, Inc. Retirement Savings Plan and the Registration Statement (Form S-8 No. 333-116827) pertaining to the AirNet Systems, Inc. 2004 Stock Incentive Plan of our report dated February 22, 2005, except for Note 4 as to which the date is March 24, 2005, with respect to the consolidated financial statements and financial statement schedule of AirNet Systems, Inc. included in this Annual Report (Form 10-K) of AirNet Systems, Inc.

/s/ Ernst & Young LLP
March 29, 2005